As filed with the Securities and Exchange Commission on February 4, 2000
                                                    Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        Socrates Technologies Corporation
             (Exact name of registrant as specified in its charter)

          Delaware                                       54-1707718
--------------------------------                   -----------------------
 (State or other jurisdiction of                      (I.R.S. Employer
  incorporation or organization)                   Identification  Number)

                          8500 Leesburg Pike, Suite 406
                             Vienna, Virginia 22182
                        (Address, including zip code, of
                    Registrant's principal executive offices)

                       Socrates Technologies Corporation's
                      1998 NON-QUALIFIED STOCK OPTION PLAN
                            (Full Title of the Plan)

                                 Paul W. Richter
                  General Counsel, Vice President and Secretary
                        Socrates Technologies Corporation
                          8500 Leesburg Pike, Suite 406
                             Vienna, Virginia 22182
                         e-mail: rollamo@mindspring.com
            (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                   ------------------------------------------

=======================================================================================
                          CALCULATION OF REGISTRATION FEE
=======================================================================================
                                              Proposed
                                              Maximum   Proposed Maximum
   Title of                         Amount    Offering      Aggregate       Amount of
Securities to                        To Be      Price     Offering Price   Registration
 Be Registered                    Registered  Per Share          (1)           Fee
---------------------------------------------------------------------------------------
Common Stock
(par value $0.01 per share)

 -  To be issued upon
    exercise of options
    granted under the
    Socrates Technologies
    Corporation 1998
    Non-Qualified Stock
    Option Plan                   1,000,000     $3.00       $2,960,000      $2,960

=======================================================================================

(1) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee on the basis of the exercise price of outstanding options as permitted under paragraph (h) of Rule 457 (weighted average exercise price of $2.96 per share).

================================================================================

PART I:  INFORMATION REQUIRED IN PROSPECTUS

Item 1.  Plan Information.

         The Non-Qualified Stock Option Plan (Plan) of Socrates Technologies Corporation was adopted and approved by the Registrant's Board of Directors on November 10, 1998. Only employees and agents who are not officers or directors of the Registrant are eligible to receive grants of options under the Plan. A copy of the Plan has been delivered to all eligible participants of the Plan. The Plan was adopted to provide full-time employees and consultants of the Registrant and its subsidiaries with the opportunity to participate in any success of the Registrant through the purchase of shares of the Registrant's Common Stock, $0.01 par value, underlying options granted under the Plan. Officers and directors of the Registrant and its subsidiaries are not eligible to participate in the Plan. The Plan is not subject to the Employee Retirement Income Security Act of 1974. The Plan is administered by the Compensation Committee of the Registrant's Board of Directors, as trustee of the Plan and which committee members are non-employee directors. Options are granted by the Compensation Committee of the Registrant's Board of Directors in its sole discretion. The Registrant's Board of Directors has authorized 1,000,000 shares of the Registrant's Common Stock, $0.01 par value, for issuance under the Plan.

Item 2.  Availability of the Plan.

         A copy of the Plan is available at no charge to participants in the Plan from the Registrant's executive offices at 8500 Leesburg Pike, Suite 406, Vienna, Virginia 22182, Telephone: (703) 288-6500, Facsimile: (703) 288-6530.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

  There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission"):

1. The description of the Registrant's Common Stock contained in the Registrant's Form SB-2 Registration Statement (Commission File Number 33-89194) filed under Section 5 of the Securities Act of 1933, as amended (the "Act"), including any amendment, post-effective amendment or report filed for the purpose of updating such descriptions.

2. The Registrant's Interim Annual Report on Form 10-K for the three month period ended December 31, 1998, and Annual Report on Form 10-K for the year ended September 30, 1998, both filed pursuant to Section 13(a) of the Exchange Act.

3. The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999, filed pursuant to Section 13 of the Exchange Act.

4. The Registrant's Reports on Form 8-K, dated October 12, 1999, and December 13, 1999.

5. All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

    The Registrant's Common Stock, $0.01 par value, is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended.

Item 5.  Interests of Named Experts and Counsel.

  Paul W. Richter serves as General Counsel, Vice President, Secretary and Director of Human Resources of the Registrant. He is also an officer and director of all of the Company's subsidiaries, except he is only an officer of Technet Computer Services, Inc. The Registrant has issued Mr. Richter stock options to purchase an aggregate of 150,000 shares of Registrant's Common Stock, $0.01 par value, at exercise prices ranging from $0.53 per share to $4.13 per share. Other than vested shares the options, Mr. Richter does not beneficially own any shares of the Registrant's Common Stock, $0.01 par value.

Item 6.  Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Further, in accordance with the Delaware General Corporation Law, the Registrant's Certificate of Incorporation eliminates the liability of a director of the Registrant to the Registrant and its stockholders for monetary damages for breaches of such director's fiduciary duty of care in certain instances.
Article VII of the Bylaws of the Registrant provides for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by this indemnification provision include any current or former directors, officers, employees and other agents of the Registrant, as well as persons who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise.

  In addition, the Registrant may enter into contractual agreements with certain directors and officers of the Registrant designated by the Board to indemnify such individuals to the full extent permitted by law. These agreements may resolve certain procedural and substantive matters that are not covered, or are covered in less detail, in the Bylaws or by the Delaware General Corporation Law.

Item 7.  Exemption from Registration Claimed.

    Not applicable.

Item 8.  Exhibits.

Number                       Document

4.1 1998 Non-Statutory Stock Option Plan, as amended, together with Stock Option Agreement and Exercise Notice.

5.1 Opinion of Paul Richter, General Counsel, as to the legality of the securities being registered.

23.1        Consent of Independent Auditors, Grant Thornton, L.L.P., (see page
            I-7).

23.3        Consent of Counsel (contained in Exhibit 5.1).

24.1        Power of Attorney (see page II-6).

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vienna, Virginia on February 3, 2000.


                                             Socrates Technologies Corporation,


                                             /s/ Andreas A. Keller
                                             -----------------------------------
                                             Andreas A. Keller,
                                             Chairman of the Board, President,

                                POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul W. Richter and Stephen J. Fogarty, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                       Title                                Date

/s/ Andreas A. Keller     Chairman of the Board             February __, 2000
---------------------     (Principal Executive Officer)
Andreas A. Keller

/s/ Steve Fogarty         Chief Financial Officer and Vice  February __, 2000
---------------------     President (Principal Financial
Steve Fogarty             Officer and Principal
                          Accounting Officer)

/s/ Timothy Keenan        President                         February__, 2000
---------------------
Timothy Keenan

/s/ Richard Prins         Director                          February__, 2000
---------------------
Richard Prins

/s/ Mariellen Lowry       Director                          February___, 2000
---------------------
Mariellen Lowry

INDEX TO EXHIBITS

Exhibit Number                          Description
--------------                          -----------

4.1 Socrates Technologies Corporation 1998 Non-Qualified Stock Option Plan, together with Stock Option Agreement and Exercise Notice.

5.1 Opinion of Paul Richter, General Counsel, as to the legality of the securities being registered.

23.1           Consent of Independent Auditors (Grant Thornton, LLP) (see page
               II-7).

23.3           Consent of Counsel (contained in Exhibit 5.1).

24.1           Power of Attorney (see page II-6).